April 23, 2015

JPMorgan Chase & Co.
 Structured Investments

Capped Contingent Buffered Return Enhanced Notes Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due November 28, 2018

•         The notes are designed for investors who seek a return of 1.25 times any appreciation of the SPDR® S&P® Oil & Gas Exploration & Production ETF up to a maximum return of between 66.00% and 74.00% at maturity.

•          Investors should be willing to forgo interest and dividend payments and if the Final Share Price is less than the Initial Share Price by more than 35%, be willing to lose some or all of their principal amount at maturity.

•         The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•          Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

•         The notes are expected to price on or about May 22, 2015 and are expected to settle on or about June 1, 2015.

•         CUSIP: 48125UPD8

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1) See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  If the notes priced today, the selling commissions would be approximately $23.50 per $1,000 principal amount note and in no event will these selling commissions exceed $26.00 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $935.60 per $1,000 principal amount note.  JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $920.00 per $1,000 principal amount note.  See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Term sheet to product supplement no. 4a-I dated November 7, 2014, underlying supplement no. 1a-I dated November 7, 2014 and the prospectus and prospectus supplement, each dated November 7, 2014
Registration Statement No. 333-199966; Rule 433

Key Terms

Fund: The SPDR® S&P® Oil & Gas Exploration & Production ETF (Bloomberg ticker: XOP)

Maximum Return: Between 66.00% and 74.00% (corresponding to a maximum payment at maturity of between $1,660.00 and $1,740.00 per $1,000 principal amount note) (to be provided in the pricing supplement)

Upside Leverage Factor: 1.25

Contingent Buffer Amount: 35.00%

Pricing Date: On or about May 22, 2015

Original Issue Date (Settlement Date): On or about June 1, 2015

Observation Date*: November 23, 2018

Maturity Date*: November 28, 2018

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Fund Return:

(Final Share Price – Initial Share Price)
 Initial Share Price

Initial Share Price: The closing price of one share of the Fund on the Pricing Date

Final Share Price: The closing price of one share of the Fund on the Observation Date

Share Adjustment Factor:  The Share Adjustment Factor is referenced in determining the closing price of one share of the Fund, and is set initially at 1.0 on the Pricing Date.  The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund.  See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement no. 4a-I for further information about these adjustments.

Payment at Maturity:

If the Final Share Price is greater than the Initial Share Price, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Fund Return × Upside Leverage Factor), subject to the Maximum Return

If the Final Share Price is equal to the Initial Share Price or is less than the Initial Share Price by up to the Contingent Buffer Amount, you will receive the principal amount of your notes at maturity.

If the Final Share Price is less than the Initial Share Price by more than the Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Fund Return)

If the Final Share Price is less than the Initial Share Price by more than the Contingent Buffer Amount, you will lose more than 35.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

TS-1 | Structured Investments Capped Contingent Buffered Return Enhanced Notes Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF

Hypothetical Payout Profile

The following table illustrates the hypothetical total return at maturity on the notes linked to a hypothetical Fund.  The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  The hypothetical total returns set forth below assume the following:
•	an Initial Share Price of 100.00;
•	a Maximum Return of 66.00%;
•	an Upside Leverage Factor of 1.25; and
•	a Contingent Buffer Amount of 35.00%.
The hypothetical Initial Share Price of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Share Price.  The actual Initial Share Price will be the closing price of one share of the Fund on the Pricing Date and will be provided in the pricing supplement.   For historical data regarding the actual closing prices of the Fund, please see the historical information set forth under “The Fund” in this term sheet.
Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and graph have been rounded for ease of analysis.
Final Share Price	Fund Return	Total Return on the Notes	Payment at Maturity
200.0000	100.00%	66.0000%	$1,660.00
190.0000	90.00%	66.0000%	$1,660.00
180.0000	80.00%	66.0000%	$1,660.00
160.0000	60.00%	66.0000%	$1,660.00
152.8000	52.80%	66.0000%	$1,660.00
150.0000	50.00%	62.5000%	$1,625.00
140.0000	40.00%	50.0000%	$1,500.00
130.0000	30.00%	37.5000%	$1,375.00
120.0000	20.00%	25.0000%	$1,250.00
110.0000	10.00%	12.5000%	$1,125.00
105.0000	5.00%	6.2500%	$1,063.00
101.0000	1.00%	1.2500%	$1,013.00
100.0000	0.0000%	0.000%	$1,000.00
95.0000	-5.0000%	0.000%	$1,000.00
90.0000	-10.0000%	0.000%	$1,000.00
80.0000	-20.0000%	0.000%	$1,000.00
75.0000	-25.0000%	0.000%	$1,000.00
65.0000	-35.0000%	0.000%	$1,000.00
64.9900	-35.0100%	-35.0100%	$649.90
50.0000	-50.0000%	-50.000%	$500.00
40.0000	-60.0000%	-60.000%	$400.00
30.0000	-70.0000%	-70.000%	$300.00
20.0000	-80.0000%	-80.000%	$200.00
10.0000	-90.0000%	-90.000%	$100.00
0.0000	-100.0000%	-100.00%	$0.00

TS-2 | Structured Investments Capped Contingent Buffered Return Enhanced Notes Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF

How the Notes Work

Upside Scenario:
If the Final Share Price is greater than the Initial Share Price, investors will receive at maturity the $1,000 principal amount plus a return equal to the Fund Return times the Upside Leverage Factor of 1.25, subject to the Maximum Return.
•	If the closing price of one share of the Fund increases 10.00%, investors will receive at maturity a 12.50% return, or $1,125.00 per $1,000 principal amount note.
•	Assuming a hypothetical Maximum Return of 66.00%, if the closing price of one share of the Fund increases by 90.00%, investors will receive at maturity a return equal to the 66.00% Maximum Return, or $1,660.00 per $1,000 principal amount note, which is the maximum payment at maturity.
Par Scenario:
If the Final Share Price is equal to the Initial Share Price or is less than the Initial Share Price by up to the Contingent Buffer Amount of 35.00%, investors will receive at maturity the principal amount of their notes.
Downside Scenario:
If the Final Share Price is less than the Initial Share Price by more than the Contingent Buffer Amount of 35.00%, investors will lose 1% of the principal amount of their notes for every 1% that the Final Share Price is less than the Initial Share Price.
•	For example, if the closing price of one share of the Fund declines 60.00%, investors will lose 60.00% of their principal amount and receive only $400.00 per $1,000 principal amount note at maturity.
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks.  These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.
•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal.  If the Final Share Price is less than the Initial Share Price by more than 35.00%, you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price is less than the Initial Share Price.  Accordingly, under these circumstances, you will lose more than 35.00% of your principal amount at maturity and could lose all of your principal amount at maturity.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN IF THE FUND RETURN IS POSITIVE —
If the Final Share Price is greater than the Initial Share Price, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return equal to the Fund Return times the Upside Leverage Factor, up to the Maximum Return of between 66.00% and 74.00% (corresponding to a maximum payment at maturity of between $1,660.00 and $1,740.00 per $1,000 principal amount note), regardless of the appreciation of the Fund, which may be significant.
•	CREDIT RISK OF JPMORGAN CHASE & CO. —
Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes.  In performing these duties, our economic interests are potentially adverse to your interests as an investor in the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

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•	THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE —
If the Final Share Price is less than the Initial Share Price by more than the Contingent Buffer Amount, the benefit provided by the Contingent Buffer Amount will terminate, and you will be fully exposed to any depreciation in the Fund.
•	THE NOTES DO NOT PAY INTEREST.
•	YOU WILL NOT RECEIVE DIVIDENDS ON THE FUNDS OR THE THE SECURITIES HELD BY THE FUND OR HAVE ANY RIGHTS WITH RESPECT TO THE FUND OR THOSE SECURITIES.
•	THE RISK OF THE CLOSING PRICE OF THE FUND FALLING BELOW THE INITIAL SHARE PRICE BY MORE THAN THE CONTINGENT BUFFER AMOUNT IS GREATER IF THE PRICE OF THE FUND IS VOLATILE.
•	THERE ARE RISKS ASSOCIATED WITH THE FUND —
Although the shares of the Fund are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market.  The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results.  These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the notes.

•	DIFFERENCES BETWEEN THE FUND AND THE UNDERLYING INDEX —
The Fund does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index.  In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index.  All of these factors may lead to a lack of correlation between the Fund and the Underlying Index.  In addition, corporate actions with respect to the equity securities held by the Fund (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index.  Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.  For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.

•	RISKS ASSOCIATED WITH THE OIL AND GAS EXPLORATION AND PRODUCTION INDUSTRY —
The stocks included in the Underlying Index and that are generally tracked by the Fund are stocks of companies whose primary business is associated with the exploration and production of oil and gas.  As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers or issuers in a less volatile industry.  The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil and gas prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including:
•	worldwide and domestic supplies of, and demand for, crude oil and natural gas;
•	the cost of exploring for, developing, producing, refining and marketing crude oil and natural gas;
•	consumer confidence;
•	changes in weather patterns and climatic changes;
•	the ability of the members of Organization of Petroleum Exporting Countries (OPEC) and other producing nations to agree to and maintain production levels;
•	the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere;
•	the price and availability of alternative and competing fuels;
•	domestic and foreign governmental regulations and taxes;
•	employment levels and job growth; and
•	general economic conditions worldwide.
These or other factors or the absence of such factors could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of some or all of the component stocks included in the Underlying Index and tracked by the Fund to decline during the term of the securities.
For example, the Fund suffered significant negative performance in 2014 while the broader U.S. equities markets achieved positive returns for the same period.

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•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED —
The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund.  However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
•	LACK OF LIQUIDITY —
The notes will not be listed on any securities exchange.  Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.  You may not be able to sell your notes.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —
You should consider your potential investment in the notes based on the minimums for JPMS’s estimated value, the Maximum Return and the Upside Leverage Factor.
•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —
JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —
See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT —
The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.

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•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of the Fund.  Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.  See “Risk Factors — Risks Relating to the Estimated Value of Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

The Fund

The SPDR® S&P® Oil & Gas Exploration & Production ETF seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Oil & Gas Exploration & Production Select Industry Index®, which we refer to as the Underlying Index.  The S&P® Oil & Gas Exploration & Production Select Industry Index® is an equal-weighted index that is designed to measure the performance of the oil and gas exploration and production sub-industry portion of the S&P® Total Market Index, a benchmark that measures the performance of the U.S. equity market.  For additional information about the SPDR® S&P® Oil & Gas Exploration & Production ETF, see the information set forth in Annex A.
Historical Information
The following graph sets forth the historical performance of the Fund based on the weekly historical closing prices of one share of the Fund from January 8, 2010 through April 17, 2015.  The closing price of one share of the Fund on April 22, 2015 was $52.95.  We obtained the closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The closing prices below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.
The historical closing prices of one share of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Fund on the Pricing Date or the Observation Date.  We cannot give you assurance that the performance of the Fund will result in the return of any of your principal amount.

Capital Gains Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

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Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I.  Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term.  Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes.  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.  The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.
Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to the payment of gross proceeds of a sale of a note occurring after December 31, 2016 (including redemption at maturity).  You should consult your tax adviser regarding the potential application of FATCA to the notes.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”
The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.
JPMS’s estimated value does not represent future values of the notes and may differ from others’ estimates.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.
JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because

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hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “Hypothetical Payout Profile” and “How the Notes Work” in this term sheet for an illustration of the risk-return profile of the notes and “The Fund” in this term sheet for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4a-I, underlying supplement no. 1a-I and this term sheet if you so request by calling toll-free 866-535-9248.
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this term sheet together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

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You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
•	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
•	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, “we,” “us” and “our” refer to JPMorgan Chase & Co.

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Annex A
The SPDR® S&P® Oil & Gas Exploration & Production ETF
We have derived all information contained in this term sheet regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “Oil & Gas ETF”) from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by SPDR® Series Trust and SSgA Funds Management, Inc. (“SSFM”).  The Oil & Gas ETF is an investment portfolio maintained and managed by SSFM.  SSFM is the investment adviser to the Oil & Gas ETF.  The Oil & Gas ETF is an exchange-traded fund (“ETF”) that trades on the NYSE Arca, Inc. under the ticker symbol “XOP.”  The inception date of the Oil & Gas ETF was June 19, 2006.
The SPDR® Series Trust consists of separate investment portfolios (each, a “SPDR® Series Fund”). Each SPDR® Series Fund is an index fund that invests in a particular industry or group of industries represented by one of the S&P Select Industry Indices (the “Select Industry Indices” and each, a “Select Industry Index”).  The companies included in each Select Industry Index are selected on the basis of Global Industry Classification Standards (“GICS”) from a universe of companies defined by the S&P® Total Market Index (the “S&P TM Index”), a U.S. total market composite index.  The investment objective of each Select Industry SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of an index derived from a particular industry or group of industries, as represented by the relevant Select Industry Index.
SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the Oil & Gas ETF.  Information provided to or filed with the SEC by SPDR® Series Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding SPDR® Series Trust, SSFM or the Oil & Gas ETF, please see the SPDR® Series Trust’s prospectus.  In addition, information about SPDR® Series Trust, SSFM and the Oil & Gas ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPDR® Series Trust website at https://www.spdrs.com.  Information contained in the SPDR® Series Trust website is not incorporated by reference in, and should not be considered a part of, this term sheet.
Investment Objective
The Oil & Gas ETF seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Oil & Gas Exploration & Production Select Industry Index® (the “Oil & Gas Index”).  For more information about the Oil & Gas Index, please see “ — The S&P® Oil & Gas Exploration & Production Select Industry Index®” below.
Investment Strategy — Sampling
In seeking to track the performance of the Oil & Gas Index, the Oil & Gas ETF employs a “sampling” strategy, which means that the Oil & Gas ETF is not required to purchase all of the securities represented in the Oil & Gas Index.  Instead, the Oil & Gas ETF may purchase a subset of the securities in the Oil & Gas Index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the Oil & Gas Index.  The quantity of holdings in the Oil & Gas ETF will be based on a number of factors, including asset size of the Oil & Gas ETF.  Based on its analysis of these factors, SSFM may invest the Oil & Gas ETF’s assets in a subset of securities in the Oil & Gas Index or may invest the Oil & Gas ETF’s assets in substantially all of the securities represented in the Oil & Gas Index in approximately the same proportions as the Oil & Gas Index.  Under normal market conditions, the Oil & Gas ETF generally invests substantially all, but at least 80%, of its total assets in the securities included in the Oil & Gas Index.  In addition, the Oil & Gas ETF may invest in equity securities that are not included in the Oil & Gas Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSFM).
Correlation
The Oil & Gas Index is a theoretical financial calculation, while the Oil & Gas ETF is an actual investment portfolio.  The Oil & Gas ETF seeks to track the performance of the Oil & Gas Index as closely as possible (i.e., achieve a high degree of correlation with the Oil & Gas Index).  However, the performance of the Oil & Gas ETF and the Oil & Gas Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.
Holdings Information
As of April 21, 2015, the Oil & Gas ETF included 77 securities.  In addition, as of that date, the Oil & Gas ETF’s three largest holdings were EP Energy Corp., Clean Energy Fuels Corp. and California Resources Corp.  The following tables summarize the Oil & Gas ETF’s top holdings in individual securities and by sector as of that date.

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Top holdings in individual securities as of April 21, 2015
Security	Percentage of Total Holdings
EP Energy Corp.	1.68%
Clean Energy Fuels Corp.	1.67%
California Resources Corp	1.59%
Range Resources Corporation	1.58%
Rosetta Resources Inc.	1.58%
Energy XXI Ltd	1.57%
SandRidge Energy Inc.	1.56%
Laredo Petroleum Inc.	1.53%
Matador Resources Company	1.52%
SM Energy Company	1.49%

Top holdings by sub-industry as of April 21, 2015
Sub-industry	Percentage of Total Holdings
Oil and Gas Exploration and Production	79.62%
Oil and Gas Refining and Marketing	16.52%
Integrated Oil and Gas	3.85%

The information above was compiled from the SPDR® Series Trust website, without independent verification.  Information contained in the SPDR® Series Trust website is not incorporated by reference in, and should not be considered a part of, this term sheet.
The S&P® Oil & Gas Exploration & Production Select Industry Index®
The Oil & Gas Index is an equal-weighted index that is designed to measure the performance of the oil and gas exploration and production sub-industry portion of the S&P TM Index, a benchmark that measures the performance of the U.S. equity market.  The Oil & Gas Index includes companies in the following sub-industries: exploration and production of oil and gas, refining and marketing of oil and gas and integrated oil and gas.  Each of the companies in the Oil & Gas Index is a constituent company within the oil and gas exploration and production sub-industry of the S&P TM Index.  The Oil & Gas Index is reported by Bloomberg L.P. under the ticker symbol “SPSIOP.”  For more information about the Oil & Gas Index, please see “Equity Index Descriptions — The S&P Select Industry Indices” in the accompanying underlying supplement.  For the purposes of the accompanying underlying supplement, the Oil & Gas Index is a “Select Industry Index.”

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